Exhibit 4.27.2

SECOND AMENDMENT TO THE

MANAGEMENT SERVICES AGREEMENT

This SECOND AMENDMENT TO THE MANAGEMENT SERVICES AGREEMENT (the “Second Amendment”) is made and entered into effective as of January 29, 2020 by and among Cellectis S.A. (“CLS”), Cellectis, Inc. (“CLI”), Calyxt, Inc. (“CLX”), and Cellectis Biologics, Inc. (“CBL”), each a Party and together the Parties.

WHEREAS, CLS, CLI and CLX entered into that certain Management Services Agreement dated January 1, 2016, as amended by that certain First Amendment to the Management Services Agreement dated July 25, 2017 (the “Agreement”);

WHEREAS, Cellectis Biologics, Inc. (“CBL”), a company fully owned by CLI, was incorporated in the State of Delaware in January 18, 2019 and as such is a Party to this Agreement.

WHEREAS, the Parties have agreed to further amend the Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Agreement is hereby amended as follows:

1.

As from July 1, 2019 (i) CBL, CLS, CLI and CLX agree to consider CBL as a Party and Subsidiary to this Agreement and (ii) CBL hereby agrees to be bound by all terms and conditions of this Agreement. The Parties hereby agree that the Services to be provided by CLS, as Provider, to CBL, as Beneficiary, and the Services to be provided by CBL, as Provider, to CLS, as beneficiary, are the Services set forth on Exhibit A attached hereto and incorporated herein.

2.

Exhibit 1 of the Agreement is amended to revise the “Basis of Allocation” for “IT- internal support” and “Human Resources” Services provided by CLS to CLX, to CLI and to CBL from “Number of CLX’s FTE” to “Time Spent”. Such amendment shall be effective as of July 1, 2019.

3.	All other provisions of the Agreement not expressly amended herein shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be duly executed by their respective authorized officers as of the date first written above.

CELLECTIS S.A.

By:	/s/ David Sourdive
Name: David Sourdive
Title: Deputy Chief Executive Officer

CELLECTIS, INC.

By:	/s/ André Choulika
Name: André Choulika
Title: Chief Executive Officer

CALYXT, INC.

By:	/s/ James Blome
Name: James Blome
Title: Chief Executive Officer

CELLECTIS BIOLOGICS, INC.

By:	/s/ André Choulika
Name: André Choulika
Title: Chief Executive Officer

EXHIBIT A

Services performed by Cellectis SA (CLS) on behalf of Cellectis Biologics, Inc. (CBL):

Types of Services	Costs and Expenses	Basis of Allocation of the Costs and Expenses	Mark-up
Finance	Salaries and social contribution costs Indirect costs	Time spent	4% 0%
IT – LIMS use	Salaries and social contribution costs Indirect costs	Number of users of the LIMS	4% 0%
IT – internal support	Salaries and social contribution costs Indirect costs	Time spent	4% 0%
Human Resources	Salaries and social contribution costs Indirect costs	Time spent	10% 0%
Legal	Salaries and social contribution costs Indirect costs	Time spent	10% 0%
R&D	Salaries and social contribution costs Indirect costs	Time spent	7% 0%

Services performed by Cellectis Biologics, Inc. (CBL) on behalf of Cellectis SA (CLS):

R&D	Salaries and social contribution costs Indirect costs	Time spent	7% 0%